Exhibit 107

CALCULATION OF FILING FEE TABLES

Form S-8

(Form Type)

Six Flags Entertainment Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)(2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
2024 Six Flags Entertainment Corporation Omnibus Incentive Plan

Equity	Common Stock	Rule 457(c) and Rule 457(h)	8,000,000	$50.23(3)	$401,840,000.00	$147.60 per $1,000,000	$59,311.59
Cedar Fair, L.P. 2016 Omnibus Incentive Plan

Equity	In respect of assumed phantom units, performance units and other units: Common Stock	Rule 457(c) and Rule 457(h)	1,402,710	$50.23(3)	$70,458,123.30	$147.60 per $1,000,000	$10,399.62
Six Flags Entertainment Corporation Long-Term Incentive Plan

Equity	In respect of assumed restricted stock units and performance stock units: Common Stock	Rule 457(c) and Rule 457(h)	1,584,367	$50.23(3)	$79,582,754.41	$147.60 per $1,000,000	$11,746.42

Equity	In respect of assumed options: Common Stock	Rule 457(c) and Rule 457(h)	1,052,351	$97.00(4)	$102,078,047.00	$147.60 per $1,000,000	$15,066.72

Total Offering Amounts							$96,524.35

Total Fee Offsets							$–

Net Fee Due							$96,524.35

(1)

Six Flags Entertainment Corporation (f/k/a CopperSteel Holdco, Inc.) (the “Registrant”) is filing this registration statement on Form S-8 (the “Registration Statement”) to register the issuance of 12,039,428 shares of common stock, par value $0.01 per share, of the Registrant (the “Common Stock”), which are issuable pursuant to the Six Flags Entertainment Corporation 2024 Omnibus Incentive Plan, Cedar Fair, L.P., 2016 Omnibus Incentive Plan, and Six Flags Entertainment Corporation Long-Term Incentive Plan (collectively, the “Plans”).

(2)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock that may become issuable under the Plans by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without receipt of consideration which results in an increase in the number of outstanding shares of Common Stock.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act based upon $50.23, which is the average of the high and low prices per share of the Common Stock as reported on the New York Stock Exchange on June 26, 2024. The Registrant has assumed the awards issued under the listed Plans pursuant to the Merger Agreement (as defined in this Registration Statement).

(4)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act based upon the weighted average per share exercise price (rounded to nearest cent) for certain outstanding options granted under the listed Plan. The Registrant has assumed the options issued under the listed Plan pursuant to the Merger Agreement (as defined in this Registration Statement).